AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

     The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13D in connection with their beneficial ownership of the common stock of California Microwave, Inc. at August 30, 1996 and agree that this filing is filed on behalf of each of them.


August 30, 1996               Clover Capital Management, Inc.



                              By:/s/ Michael E. Jones
                                Michael E. Jones, Managing Director



August 30, 1996                    /s/ Michael E. Jones
                                       Michael E. Jones


August 30, 1996                    /s/ Geoffrey H. Rosenberger
                                       Geoffrey H. Rosenberger


August 30, 1996                    /s/ Charles W. Ruff
                                       Charles W. Ruff